AuRIC Metallurgical Laboratories LLC

CONSENT OF METALLURGICAL CONSULTANT

We hereby consent to the inclusion and reference of our name and work related to the Columbus Project in the Annual Report on Form 10-K/A for the year ended December 31, 2011 (the “Annual Report”) to be filed by Ireland Inc. with the United States Securities and Exchange Commission.

Dated the 8th day of January, 2013.

AuRIC Metallurgical Laboratories LLC

/s/ Ahmet Altinay
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Ahmet Altinay